Exhibit 99.1

Stifel Reports April 2024 Operating Data

ST. LOUIS, MO, May 23, 2024 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for April 30, 2024 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets and fee-based assets increased 12% and 15%, respectively, from the same period a year ago, as a result of strong recruiting and market appreciation. However, a decline in equity markets in April was the primary driver behind a 3% decline in both metrics versus March 2024 levels. Client money market and insured product balances decreased 2% in April, driven by seasonal tax payments and modest cash sorting as both Smart Rate and Sweep balances declined during the month. As we noted in our most recent earnings call, we are beginning to see increased lending opportunities and, as such, our total bank loans increased 2% in April, fueled by growth in our fund banking business.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	4/30/2024	4/30/2023	3/31/2024	4/30/2023	3/31/2024

Total client assets	$454,023	$406,620	$467,697	12%	(3)%

Fee-based client assets	$171,422	$149,604	$177,108	15%	(3)%

Private Client Group fee-based client assets	$150,125	$131,321	$155,144	14%	(3)%

Bank loans, net (includes loans held for sale)	$19,962	$20,857	$19,484	(4)%	2%

Client money market and insured product (1)	$26,318	$25,220	$26,902	4%	(2)%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations